UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 5, 2018

BOJANGLES’, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	001-37374	45-2988924
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9432 Southern Pine Boulevard,

Charlotte, NC 28273

(Address of Principal Executive Offices)

(704) 527-2675

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Bojangles’, Inc. (the “Company”) Board of Directors (the “Board”) has announced that, on March 5, 2018, James R. Kibler, a director and former Chief Executive Officer of the Company, was named Interim President and Interim Chief Executive Officer, replacing Clifton Rutledge. Mr. Rutledge has stepped down as a member of the Company’s Board effective immediately.

In connection with Mr. Rutledge’s departure, the Company has entered into a Separation and Release Agreement with Mr. Rutledge (the “Release Agreement”), pursuant to which Mr. Rutledge has granted a general release in favor of the Company as a condition of receiving the payments and other benefits specified in the Release Agreement. If not revoked by Mr. Rutledge within seven days pursuant to his statutory right to do so unilaterally, the Release Agreement will be effective on March 13, 2018. The payments and other benefits specified in the Release Agreement are in lieu of any payments or benefits to which Mr. Rutledge may be entitled under his employment agreement or any other Company severance agreement.

Under the terms of the Release Agreement, Mr. Rutledge will receive a salary continuation of 18 months, cash out of any accrued but unused vacation and personal days, and waiver of COBRA premiums for the 12 months following the conclusion of his employment. The Release Agreement further provides that Mr. Rutledge will receive an additional 12 months of service credit for purposes of determining the vested status of his outstanding equity awards and that any vested stock options held by Mr. Rutledge (including those vesting as a result of the additional service credit described above) will remain exercisable for one year following the conclusion of his employment. The Release Agreement also provides that the Company will reimburse up to $8,000 of Mr. Rutledge’s legal fees incurred in connection with the negotiation of the Release Agreement.

In respect of Mr. Kibler’s service as Interim President and Interim Chief Executive Officer, he and the Company entered into a letter agreement (the “Letter Agreement”) concerning compensation. The Letter Agreement was approved by the Board and the Compensation Committee of the Board. Mr. Kibler’s annual base salary payable under the Letter Agreement for his service as Interim President and Interim Chief Executive Officer is $600,000. As Interim President and Interim Chief Executive Officer, absent a subsequent decision by the Board, Mr. Kibler will not be eligible to receive an annual bonus, to participate in any of the Company’s cash or equity incentive programs or to receive severance pay upon cessation of his service.

The foregoing descriptions of the Release Agreement and the Letter Agreement do not purport to be complete and are each qualified in their entirety by the terms and conditions of the Release Agreement and Letter Agreement, as applicable, which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 7.01	Regulation FD Information.

On March 5, 2018, the Company issued a press release relating to the management changes described in this Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Separation and Release Agreement, dated March 5, 2018, by and between the Company and Clifton Rutledge.

10.2	Letter Agreement, dated March 5, 2018, by and between the Company and James R. Kibler.

99.1	Press Release dated March 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bojangles’, Inc.

March 5, 2018	By:	/s/ M. John Jordan
M. John Jordan
Senior Vice President of Finance, Chief Financial Officer and Treasurer